Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

FIFTH WALL ACQUISITION CORP. III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (m)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	New MIC Common Stock (e)	Other (j)	237,294	—	$7.91	0.0001102	$0.01

Fees Previously Paid	Equity	New MIC Common Stock (a)	Other (j)	11,643,563	—	$388.12	0.0001102	$0.05

Fees Previously Paid	Equity	New MIC Common Stock (b)	Other (j)	2,553,192	—	$85.11	0.0001102	$0.01

Fees Previously Paid	Equity	New MIC Common Stock (c)	Other (j)	7,962,200	—	$265.41	0.0001102	$0.03

Fees Previously Paid	Equity	New MIC Common Stock (d)	Other (j)	572,400	—	$19.08	0.0001102	$0.01

Fees Previously Paid	Equity	New MIC Common Stock (e)	Other (j)	17,107,166	—	$570.24	0.0001102	$0.07

Fees Previously Paid	Equity	New MIC Common Stock (f)	Other (k)	28,407,000	$10.05	$285,490,350.00	0.0001102	$31,461.04

Fees Previously Paid	Equity	New MIC Common Stock (g)	Other (k)	6,875,000	$10.05	$69,093,750.00	0.0001102	$7,614.13

Fees Previously Paid	Equity	New MIC Preferred Stock (h)	Other (l)	39,811	—	—		—(l)

Fees Previously Paid	Equity	New MIC Preferred Stock (i)	Other (l)	2,862	—	—		—(l)

	Total Offering Amounts					$354,585,435.87		$39,075.35

	Total Fees Previously Paid							$39,075.34

	Total Fee Offsets							—

	Net Fee Due							$0.01

On December 13, 2022, FWAC, MIC and Merger Sub entered into the Merger Agreement, which was subsequently amended by the First Amendment on March 23, 2023. The Merger Agreement provides for, among other things, the following transactions: (i) FWAC converting from a Cayman Islands exempted company to a Maryland corporation by means of a corporate conversion to a Maryland corporation (the “Domestication”). In connection with the Domestication, (A) each then issued and outstanding FWAC Class A Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock; and (B) each then issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock. Subject to the terms in the Merger Agreement and in consideration of the First Merger, at the First Effective Time (i) each issued and outstanding share of MIC Common Stock (excluding shares owned by any Mobile Company) will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio and (ii) each issued and outstanding share of MIC Preferred Stock will be converted into the right to receive the applicable

MIC Preferred Stock Merger Consideration. In addition, at the First Effective Time, the First-Step Surviving Company will assume each MIC Common Stock Warrant. Capitalized terms used herein but not defined will have the respective meanings ascribed to such terms in the joint proxy statement/prospectus forming a part of this registration statement.

(a)	Represents shares of New MIC Common Stock expected to be issued as merger consideration to the holders of 7,762,375 shares of MIC Common Stock.
(b)	Represents shares of New MIC Common Stock issuable upon exercise of the New MIC Warrants.
(c)

Represents shares of New MIC Common Stock issuable upon conversion or redemption of 39,811 shares of New MIC Series 1 Preferred Stock (assuming conversion or redemption following a Listing Event, assuming 2.0 times the number of the shares of New MIC Common Stock required for a full redemption thereof pursuant to the terms of the Proposed Charter at per share redemption price of $10.00, and further assuming there are no accrued but unpaid dividends).

(d)

Represents shares of New MIC Common Stock issuable upon conversion or redemption of 2,862 shares of New MIC Series A Preferred Stock (assuming conversion or redemption following a Listing Event, assuming 2.0 times the number of the shares of New MIC Common Stock required for a full redemption thereof pursuant to the terms of the Proposed Charter at per share redemption price of $10.00, and further assuming there are no accrued but unpaid dividends).

(e)

Represents shares of New MIC Common Stock issuable upon conversion or redemption of Common Units (including Common Units issuable upon the exercise of Class A Units, LTIP Units and Performance Units (assuming vesting of such LTIP Units and Performance Units).

(f)

Represents shares of New MIC Common Stock that will be issued upon conversion of FWAC Class A Shares comprised of 27,500,000 shares issued in the IPO and 907,000 Private Placement Shares, in connection with the Domestication.

(g)	Represents shares of New MIC Common Stock that will be issued upon conversion of FWAC Class B Shares in connection with the Domestication.
(h)	Represents shares of New MIC Series 1 Preferred Stock to be issued as merger consideration to the holders of MIC Series 1 Preferred Stock.
(i)	Represents shares of New MIC Series A Preferred Stock to be issued as merger consideration to the holders of MIC Series A Preferred Stock.
(j)

Calculated in accordance with Rule 457(f)(2) under the Securities Act. No market exists for the shares of MIC Common Stock and MIC has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value per share ($0.0001) of MIC Common Stock expected to be cancelled in the Merger (or underlying the MIC Warrant).

(k)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average high and low prices of the FWAC Class A Shares, reported on Nasdaq on January 6, 2023.
(l)	In accordance with Rule 457(i) under the Securities Act, no separate fee is due for the New MIC Preferred Stock and the entire fee is allocated to the underlying shares of New MIC Common Stock.
(m)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.